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SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 9, 2002

AVISTA CORPORATION

(Exact name of registrant as specified in its charter)

Washington	1-3701	91-0462470

(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1411 East Mission Avenue, Spokane, Washington		99202-2600

(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:		509-489-0500
Web site: http://www.avistacorp.com

(Former name or former address, if changed since last report)

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Item 5. Other Information

On December 9, 2002, the Federal Energy Regulatory Commission (FERC or Commission) staff, Avista Corporation (Avista Corp. or the Company) and Avista Energy, Inc. (Avista Energy) filed a joint motion that announces that Avista Corp. and the FERC staff have reached an agreement in principle. The joint motion provides that:

•	FERC Trial Staff’s investigation found no evidence that any executives or employees of Avista Utilities or Avista Energy knowingly engaged in or facilitated any improper trading strategy;

•	FERC Trial Staff’s investigation found no evidence that Avista Utilities or Avista Energy engaged in any efforts to manipulate the western energy markets during 2000 and 2001.

•	The responses of Avista Utilities and Avista Energy to the FERC Trial Staff investigation indicated an overall cooperative attitude and response. FERC Trial Staff did not find that Avista Utilities or Avista Energy withheld relevant information from the Commission’s inquiry into the western energy markets for 2000 and 2001.

The FERC staff, Avista Corp. and Avista Energy have jointly filed the motion with the FERC’s administrative law judge in this case. If approved, the motion will suspend the procedural schedule in the current FERC investigation regarding Avista Corp. and Avista Energy, pending the filing of a formal agreement in resolution of the proceeding. The final agreement for resolution will also be filed with the administrative law judge and, after a comment period, the administrative law judge will be requested to certify the agreement and forward it to the FERC for acceptance.

Avista Corp.’s press release disclosing this agreement in principle is filed as exhibit 99(a) hereto. The Joint Motion of Commission Staff, Avista Corp. and Avista Energy is filed as exhibit 99(b) hereto.

Neither the filing of any press release as an exhibit to this Current Report nor the inclusion in such press releases of a reference to the Company’s Internet address shall, under any circumstances, be deemed to incorporate the information available at such Internet address into this Current Report. The information available at the Company’s Internet address is not part of this Current Report or any other report filed by the Company with the Securities and Exchange Commission.

Item 7. Exhibits

99(a)	Press release dated December 9, 2002
99(b)	Joint Motion of Commission Staff, Avista Corporation and Avista Energy, Inc. for Suspension of the Procedural Schedule and Request for Shortened Response Period.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AVISTA CORPORATION (Registrant)

Date: December 11, 2002	/s/ Malyn K. Malquist Malyn K. Malquist Senior Vice President and Chief Financial Officer (Principal Accounting and Financial Officer)